UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Campbell Soup Company
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(Exact Name of Registrant as Specified in its Charter)

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FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL CHAIRMAN SENDS LETTER TO SHAREHOLDERS

Recommends Shareholders Vote to Support Current Campbell Board of Directors

CAMDEN, N.J., Oct. 25, 2018—Campbell Soup Company (NYSE: CPB) announced today it has sent a letter from its Independent Chairman, Les C. Vinney, to its shareholders in connection with Campbell’s 2018 Annual Meeting of Shareholders, scheduled for Nov. 29, 2018.

In the letter, Mr. Vinney:
•	Highlights the strength of Campbell’s go-forward strategy
•	Outlines why Third Point’s slate of directors are not qualified to oversee Campbell
•	Reminds shareholders that Third Point has failed to present any new ideas or any specific strategic plan for the Company
•	Discusses the Board’s robust and thorough CEO search process
•	Reinforces that a number of Campbell’s largest shareholders and descendants of John T. Dorrance are aligned and committed to the go-forward strategy

Campbell strongly recommends that shareholders vote to support the current Campbell Board of Directors with a vote on the GOLD proxy card.

The full text of Campbell’s letter to shareholders follows.

VOTE THE GOLD PROXY CARD TODAY

Dear Fellow Campbell Shareholders,

My name is Les C. Vinney and I am the independent Chairman of Campbell Soup Company. I am writing to you because our 2018 Annual Meeting of Shareholders is only a month away. At that meeting, you will be faced with a critical decision regarding the future of Campbell and your valued investment. Third Point, a New York-based hedge fund that bought Campbell stock less than five months ago, is attempting to seize control of Campbell’s entire Board with a slate of hand-picked and underqualified candidates. Third Point has failed to articulate a cogent plan to run the Company. In fact, it has not provided any new ideas to enhance shareholder value. Third Point’s talk of an “operational turnaround” and a “proper strategic review” is a charade. The truth is that Third Point is only interested in pursuing an immediate sale of Campbell.

Unlike Third Point, the Campbell Board of Directors is unified and committed to maximizing value for all Campbell shareholders. We are confident in the new strategic direction we detailed on August 30th and strongly believe that our plan to improve the focus and financial performance of the Company is the best path forward at this time. Additionally, your Board will continue to seriously consider other strategic options, including a sale of the Company—an alternative that we thoroughly evaluated during the strategy and portfolio review—if such options can be shown to demonstrably enhance shareholder value relative to our current plan.

To support Campbell, vote FOR the re-election of Campbell’s highly qualified and engaged slate of directors on the enclosed GOLD proxy card today. Vote only the GOLD proxy card—please discard any white proxy cards you receive from Third Point.

CAMPBELL’S GO-FORWARD PLAN IS THE RIGHT SET OF ACTIONS,
AT THIS TIME, TO MAXIMIZE VALUE

On August 30th, Campbell announced the significant actions the Company would take following our comprehensive, Board-led strategy and portfolio review aimed at turning around the business, improving operating and financial performance and returning Campbell to sustainable, profitable growth. As part of this review, the Board considered a full slate of strategic options to maximize shareholder value, including optimizing the portfolio, divesting businesses, splitting the Company and pursuing a sale. All options were on the table.

The Board determined that, at this time, the best path forward to maximize value is to focus the Company, pursue the divestiture of non-core businesses—using the proceeds to significantly pay down debt and strengthen our balance sheet—further reduce costs and increase our asset efficiency. In addition to these actions, we remain focused on retaining Campbell’s investment grade credit rating and maintaining our competitive dividend, which returned $426 million to shareholders in fiscal 2018 and over $1.2 billion to shareholders since fiscal 2016.

Our plan is the right one to improve performance and revitalize the Company. Our new management team is working with urgency to implement this strategic plan and drive sustainable, long-term shareholder value.

Furthermore, the current Campbell Board combines the right mix of financial, operational, and strategic expertise. Most importantly, all of your directors are committed to evaluating all potential future strategies to demonstrably enhance shareholder value.

THIRD POINT’S HAND-PICKED NOMINEES ARE UNDERQUALIFIED TO OVERSEE CAMPBELL; THIRD POINT HAS FAILED TO PRESENT A COGENT PLAN

Despite Campbell’s willingness and attempts to engage with Third Point prior to and immediately following our strategy and portfolio review, the hedge fund ignored our outreach and instead put forward a slate of director nominees to replace the entire Campbell Board of Directors. The Third Point slate is underqualified compared to the current Board, lacks public company operational experience, and has a single point agenda that is being driven by Third Point’s Founder and CEO Daniel Loeb—pursue an immediate sale of Campbell.

Third Point’s director candidates are nothing more than hand-picked agents selected to execute Dan Loeb’s self-serving scheme to deprive you of the opportunity to benefit from the Company's plans to maximize shareholder value. In fact:
•	9 of Third Point’s nominees possess NO operational experience
•	2 of the Third Point nominees are employees of Third Point

	Campbell’s Existing Board	Third Point Nominees
Public Company CEO Experience	5 ✓	1 ✗
Experience in Food / CPG Industry	8 ✓	5 ✗
Financial Expertise	6 ✓	4 ✗
Operational Experience	9 ✓	3 ✗
Marketing Experience	6 ✓	3 ✗
Outside Public Company Board Experience[1]	8 ✓	6 ✗
Open to All Strategies, Including and Beyond a Sale of the Company	12 ✓	0 ✗

Moreover, Third Point has, at best, a superficial understanding of the food industry and the Company, as evidenced by its non-substantive plan filled with platitudes and business school buzz words.

SUPPORT THE TEAM WITH A CLEAR PLAN TO DRIVE SUSTAINABLE SHAREHOLDER VALUE – VOTE GOLD

THE CAMPBELL BOARD IS CONDUCTING A THOROUGH CEO SEARCH PROCESS

Prior to the release of our third-quarter results in May 2018, your Board initiated a dialogue with Denise Morrison, the then-President and Chief Executive Officer, expressing its dissatisfaction with the performance and execution of the business. After further discussion with the Board, Ms. Morrison agreed that she would retire effective May 18, 2018—the same day as our third-quarter earnings report. At the same time, we announced we would undertake a comprehensive strategic review and named Keith McLoughlin, an experienced business leader and highly qualified member of your Board, as Interim President and Chief Executive Officer to facilitate an orderly transition in management.

Given the significant management changes that occurred at Campbell over the last year along with a recognition of the need for a new strategic direction at Campbell, the Board believed that the best course of action was to install a highly qualified interim CEO and launch a comprehensive search for a permanent CEO.

Over the past several months, the Board, with the support of leading candidate assessment and executive search firms, has been meeting with qualified candidates who possess a track record of proven results and achievement. Despite Third Point’s false claims to the contrary, the Board is confident that it will attract and appoint a world-class CEO by the end of the calendar year. In fact, a number of highly qualified candidates have expressed strong interest in the CEO opportunity.

We have not let Third Point’s proxy contest distract us. We are focused on maintaining our thoughtful approach to ensure that our choice for CEO is the best long-term fit for Campbell and our shareholders.

FOUR OF OUR LARGEST SHAREHOLDERS SUPPORT THE BOARD ON THE GOLD CARD

Four of Campbell’s largest shareholders: Bennett Dorrance, Mary Alice Dorrance Malone, Archbold van Beuren and Charlotte Weber—three of whom sit on your Board and all descendants of Dr. John T. Dorrance, the inventor of Campbell’s condensed soup—each separately notified me of their support for the current Campbell Board, on behalf of themselves and certain family members. As a result, these shareholders intend to cast their votes—representing approximately 41 percent of the shares outstanding—on the GOLD proxy card in support of the current Board at the upcoming Annual Meeting of Shareholders.

Instead of respecting their views as long-term, significant shareholders, Third Point launched baseless attacks against Campbell Directors Bennett Dorrance, Mary Alice Dorrance Malone, and Archbold van Beuren—claiming that they have “long enriched themselves at the expense of shareholders and the Company.” In reality, no individuals have more at stake here than these three, as a meaningful portion of their net worth is comprised of Campbell shares. As long-term shareholders, they are subject to the same fluctuations in our share price as all other shareholders. They do not enjoy any preferential dividends or voting rights. Their interests are fully aligned with those of all shareholders—to maximize long-term, sustainable value. To suggest anything else is simply false.

YOUR VOTE IS EXTREMELY IMPORTANT – VOTE THE GOLD PROXY CARD TODAY

Your Board is and will continue to be active and engaged. It is working to implement the plan to make Campbell a stronger company. The Board has taken swift action—making significant management changes, launching a comprehensive strategy and portfolio review, and announcing a new comprehensive path forward. We remain open and willing to consider any alternative options for the Company if such options can demonstrably enhance shareholder value beyond what has already been announced.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,
Les C. Vinney
Chairman of the Board

Your Vote Is Important, No Matter How Many or How Few Shares You Own!
If you have questions or need assistance, please contact:

INNISFREE M&A Incorporated

Shareholders Call Toll-Free: (877) 687-1866
International shareholders may call: +1-412-232-3651
Banks & Brokers Call Collect: (212) 750-5833

IMPORTANT
We urge you NOT to sign any white proxy card sent to you by Third Point.
If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company’s ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review, (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder’s-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company’s indebtedness and ability to pay such indebtedness; (7) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (12) changing inventory management practices by certain of the company’s key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company’s ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company’s defined benefit pension plans; (22) a material failure in or breach of the company’s information technology systems; (23) the company’s ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Important Additional Information and Where to Find It
Campbell has filed a definitive proxy statement on Schedule 14A and form of associated GOLD Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2018 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). Campbell, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of Campbell’s directors and executive officers and their respective interests in the company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of Campbell’s Board of Directors for election at the 2018 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING GOLD PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that Campbell files with the SEC from the SEC’s website at www.sec.gov or Campbell’s website at www.investor.campbellsoupcompany.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

 PROTECT YOUR INVESTMENT BY VOTING ONLY THE GOLD VOTING INSTRUCTION FORM TODAY!! USE ONE OF THE EASY WAYS TO VOTE BELOW:  You may also vote by simply signing, dating and returning the GOLDVoting Instruction Form in the postage-paid envelope provided.ANY QUESTIONS? Please see the Shareholder Voting Guide on the reverse side!  VOTE BY PHONE 1-800-454-8683VOTE BY INTERNET WWW.PROXYVOTE.COMYou’ll need your CONTROL NUMBER, which can be found on the GOLDVoting Instruction Form in the box next to the arrow, as shown in the example below:                                          XXXX-XXXX-XXXX-XXXX

 SHAREHOLDER VOTING GUIDE            What will I receive?You will receive several mailings from both Campbell and Third Point ahead of Campbell’s 2018 Annual Meeting of Stockholders. To support Campbell’s Board, you need to vote FOR ALL nominees on the GOLD Voting Instruction Form, for each of your accounts holding Campbell shares.You should DISCARD Third Point’s White Voting Instruction Form. Even a protest vote against Third Point’s nominees and its attempt to seize control on the White Voting Instruction Form will revoke any prior votes on Campbell’s GOLD Voting Instruction Form.How do I vote?Use the easy-to-follow instructions on the reverse side of this voting guide.What if I vote more than once?ONLY your latest-dated vote will be counted, and it will override your previous votes.If I do not vote, is that an automatic vote for Campbell?No. If you do not vote, your shares will not be counted.  ANY QUESTIONS?Please call our proxy solicitor,Innisfree M&A IncorporatedToll free: 1-877-687-1866 (from the U.S. or Canada) or +1-412-232-3651 (from other locations)

PROTECT YOUR INVESTMENT BY VOTING <u>ONLY</u> THE <u>GOLD</u> PROXY CARD TODAY!! USE ONE OF THE EASY WAYS TO VOTE BELOW:

VOTE BY PHONE
1-866-849-9670

VOTE BY INTERNET
<u>WWW.PROXYVOTENOW.COM/CPB</u>

You'll need your **CONTROL NUMBER**, which can be found on the <u>GOLD</u> Proxy Card in the box labelled as follows:

CONTROL NUMBER → XXX-XXX-XXXX

You may also vote by simply signing, dating and returning the <u>GOLD</u> Proxy Card in the postage-paid envelope provided.

 PROTECT YOUR INVESTMENT BY VOTING ONLY THE GOLD PROXY CARD TODAY!!USE ONE OF THE EASY WAYS TO VOTE BELOW:                                          VOTE BY PHONE 1-866-849-9670VOTE BY INTERNET WWW.PROXYVOTENOW.COM/CPBYou’ll need your CONTROL NUMBER, which can be found on theGOLD Proxy Card in the box labelled as follows:CONTROL NUMBER XXX-XXX-XXXXYou may also vote by simply signing, dating and returning theGOLD Proxy Card in the postage-paid envelope provided.ANY QUESTIONS? Please see the Shareholder Voting Guide on the reverse side!

 SHAREHOLDER VOTING GUIDE            What will I receive?You will receive several mailings from both Campbell and Third Point ahead of Campbell’s 2018 Annual Meeting of Stockholders. To support Campbell’s Board, you need to vote FOR ALL nominees on the GOLD Proxy Card, for each of your accounts holding Campbell shares.You should DISCARD Third Point’s White Proxy Card. Even a protest vote against Third Point’s nominees and its attempt to seize control on the White Proxy Card will revoke any prior votes on Campbell’s GOLD Proxy Card.How do I vote?Use the easy-to-follow instructions on the reverse side of this voting guide.What if I vote more than once?ONLY your latest-dated vote will be counted, and it will override your previous votes.If I do not vote, is that an automatic vote for Campbell?No. If you do not vote, your shares will not be counted.  ANY QUESTIONS?Please call our proxy solicitor,Innisfree M&A IncorporatedToll free: 1-877-687-1866 (from the U.S. or Canada) or +1-412-232-3651 (from other locations)